EXHIBIT 2.1

Recall Holdings Limited
ACN 116 537 832
Level 2, 170-180 Bourke Road
Alexandria NSW 2015
www.recall.com

13 October 2015

The Directors Iron Mountain Incorporated 1 Federation Street, Boston, Massachusetts United States 02110

Dear Directors

Amendments to Scheme Implementation Deed

We refer to the scheme implementation deed between Recall Holdings Limited (ABN 27 116 537 832) (Recall) and Iron Mountain Incorporated (Iron Mountain) dated 8 June 2015 (the SID). Terms defined in the SID have the same meaning when used in this document.
Amendments
The parties agree to amend the SID in the manner shown in the mark-up which forms Attachment 1 to this letter.
Indemnification
For the avoidance of doubt, the parties hereby acknowledge and agree that the indemnification and deeds of indemnity in favour of the directors and officers of each Recall Group Member contemplated by clause 6.3 of the SID (and the related Iron Mountain undertaking provided for in clause 6.3(a) of the SID) shall apply to any and all damages, losses, claims, costs, liabilities or expenses suffered or incurred by any such director or officer in connection with, relating to or arising out of the amendments provided for in this letter (and Attachment 1 hereto).
General
This letter takes effect, and the parties agree to be bound by the SID as amended by this deed, from the date of this letter.
Except as specifically amended by this letter, all of the terms and conditions of the SID remain in full force and effect. With effect from the date of this letter, the SID as amended by this letter is to be read as a single integrated document incorporating the amendments effected by this letter.
This letter may be executed in any number of counterparts. All counterparts, taken together, constitute one instrument. A party may execute this letter by signing any counterpart.
Please sign a copy of this document where indicated below to confirm that the above terms are agreed.

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Executed and delivered as a Deed.

Executed as a deed by Iron Mountain Incorporated:
/s/ WILLIAM L. MEANEY	/s/ ERNEST W. CLOUTIER
President and Chief Executive Officer Signature	EVP, General Counsel and Secretary Signature
William L. Meaney	Ernest W. Cloutier
Print Name	Print Name

Executed as a deed in accordance with section 127 of the Corporations Act 2001 by Recall Holdings Limited:
/s/ DOUG PERTZ	/s/ BARRY MEDINTZ
Director Signature	Director/Secretary Signature
Doug Pertz	Barry Medintz
Print Name	Print Name

[Signature Page to Side Letter Agreement]

Attachment 1

1	Definitions
Clause 1.1 of the SID is amended by inserting the definitions for “Exchange Act” and “Fixed Register Date”, deleting the definitions for “Iron Mountain Registration Statement” and “Securities Act” and amending the definitions of “Ineligible Foreign Shareholder” and “Iron Mountain Information” as follows:
Exchange Act means the United States Securities Exchange Act of 1934.
Fixed Register Date means the date which is three trading days on the ASX after the date of this Deed.
Ineligible Foreign Shareholder means a Scheme Shareholder whose address shown in the Recall Share Register is a place which Iron Mountain reasonably determines is a place that it is unlawful or unduly onerous to issue that Scheme Shareholder with New Iron Mountain Shares when the Scheme becomes Effective (provided that a Scheme Shareholder whose address shown in the Recall Share Register is within Australia and its external territories, New Zealand, United Kingdom (provided further that such Scheme Shareholder certifies to the reasonable satisfaction of Iron Mountain that such Scheme Shareholder is a “qualified investor” as defined in Article 2.1(e) of the EU Prospectus Directive), Hong Kong, Singapore, Canada or the United States will not be an Ineligible Foreign Shareholder). For the avoidance of doubt, any Scheme Shareholder whose address shown in the Recall Share Register is within the United Kingdom that does not certify to the reasonable satisfaction of Iron Mountain that such Scheme Shareholder is a “qualified investor” as defined in Article 2.1(e) of the EU Prospectus Directive will be considered an Ineligible Foreign Shareholder.
Iron Mountain Information means information regarding the Iron Mountain Group; the merged Recall-Iron Mountain entity following implementation of the Scheme; the Scheme Consideration and Iron Mountain's intentions in relation to Recall Group's business, assets and employees, provided by Iron Mountain to Recall in writing for inclusion in the Scheme Booklet (which includes information in the Iron Mountain Proxy Statement and which, for the avoidance of doubt, excludes the Recall Information and the Independent Expert's Report or an investigating accountants report).

2	Clause 3.4
Clause 3.4 of the SID is amended and restated as follows:
Without limiting clause 3.2, Iron Mountain must:

(a)	as soon as reasonably practicable after the date of this Deed:

(i)	prepare and file the Iron Mountain Proxy Statement with the SEC; and

(ii)	apply to the NYSE for listing of the Iron Mountain Shares to be issued in accordance with this Deed and the Scheme;

(b)	subject to clause 8.4, include in the Iron Mountain Proxy Statement a statement by the Iron Mountain Board:

(i)	unanimously recommending that Iron Mountain Shareholders vote in favour of the issuance of the New Iron Mountain Shares to the Recall Shareholders in the Scheme; and

(ii)
that each Iron Mountain Board member will, at the Iron Mountain Shareholder Meeting, vote, or procure the voting of any Iron Mountain Shares (as applicable) held by or on behalf of the Iron Mountain Board Member at the time of the Iron Mountain Shareholder Meeting in favour of the issuance of the New Iron Mountain Shares to the Recall Shareholders in the Scheme

(c)	consult with Recall as to the content and presentation of the Iron Mountain Proxy Statement, including:

(i)	providing to Recall drafts of the Iron Mountain Proxy Statement for the purpose of enabling Recall to review and comment on the draft document;

(ii)
providing to Recall a revised draft of the Iron Mountain Proxy Statement within a reasonable time before the final draft to be lodged with the SEC is finalised and to enable Recall to review that draft before the date of its submission; and

(iii)	obtaining written approval from Recall for the form and content in which any information provided by Recall appears in the Iron Mountain Proxy Statement.

(d)	promptly respond to requests for information from the SEC or the NYSE in relation to the Iron Mountain Proxy Statement or the Transaction at the earliest practicable time;

(e)
use all reasonable endeavours to ensure that Recall's Representatives have the right to be represented and make submissions at any proposed meeting with the SEC or the NYSE in relation to the Iron Mountain Proxy Statement or the Transaction;

(f)
keep Recall informed of any matters raised by the SEC or the NYSE in relation to the Iron Mountain Proxy Statement or the Transaction, and use reasonable endeavours to take into consideration in resolving such matters any issues raised by Recall;

(g)	use reasonable endeavours to clear any comments on the Iron Mountain Proxy Statement by the staff of the SEC under the Exchange Act as promptly as practicable after such initial filing with the SEC;

(h)
promptly prepare and file with the SEC any amendment or supplement to the Iron Mountain Proxy Statement so that any of the information contained therein would not include any misstatement of material fact or omit to state any material fact necessary to make the statements therein not misleading;

(i)	send the Iron Mountain Proxy Statement to holders of Iron Mountain Shares as soon as practicable following filing of the definitive Iron Mountain Proxy Statement under the Exchange Act; and

(j)
convene and hold the Iron Mountain Shareholder Meeting to obtain the Iron Mountain Shareholder Approval as soon as reasonably practicable after the date of this Deed, and in any event hold the meeting at least 10 Business Days prior to the scheduled date for the Scheme Meeting.

3	Clause 4.3(d)
Clause 4.3(d) of the SID is amended and restated as follows:

(d)
If a Scheme Shareholder holds one or more parcels of Scheme Shares as trustee or nominee for, or otherwise on account of, another person, Recall may (at its sole discretion and subject to such conditions as it thinks fit) allow that Scheme Shareholder to make separate Cash Elections in relation to each of those parcels of Scheme Shares. For the purpose of calculating the Scheme Consideration to which that Scheme Shareholder is entitled in those circumstances, each such parcel of Scheme Shares will be treated as though it were held by a separate Scheme Shareholder, provided that:

(i)
the aggregate cash consideration in respect of any such parcel of Scheme Shares will be determined under clause 4.4(b)(ii), unless Recall is satisfied that the underlying beneficial holder of such parcel was the underlying beneficial owner of that parcel as at the Fixed Register Date and continued to be the underlying beneficial owner of that parcel until the Record Date, in which case the aggregate cash consideration in respect of any such parcel of Scheme Shares will be determined under clause 4.4(b)(i); and

(ii)
even if the requirement of the immediately preceding paragraph (i) is satisfied, the aggregate cash consideration in respect of any such parcel of Scheme Shares, and all other parcels of Scheme Shares which satisfy the requirement of the immediately preceding paragraph (i), will be determined under clause 4.4(b)(ii), rather than clause 4.4(b)(i), if the cash consideration payable in respect of all such parcels under clause 4.4(b)(i) would cause the total aggregate cash consideration payable to all relevant Scheme Shareholders to exceed $225,000,000.

4	Clause 4.4(b)
Clause 4.4(b) of the SID is amended and restated as follows:

(d)	Where this clause applies, the aggregate cash consideration to which a Scheme Shareholder who has made a valid Cash Election would otherwise be entitled under clause 4.2(b)(ii)(B) will be as follows:

(i)	if the relevant Scheme Shareholder was a Recall Shareholder as at the Fixed Register Date, that Scheme Shareholder will receive:

(A)
$8.50 cash (less the Australian dollar equivalent of US$0.50) per Scheme Share for their first 5,000 Scheme Shares held by them as at the Fixed Register Date and which they continue to hold until the Record Date (or, where that Scheme Shareholder holds less than 5,000 such Scheme Shares, $8.50 cash (less the Australian dollar equivalent of US$0.50) per Scheme Share for the number of Scheme Shares held by that Scheme Shareholder as at the Fixed Register Date and which they continue to hold until the Record Date), provided that, if by using 5,000 as the relevant number in this clause 4.4(b)(i)(A), the total aggregate cash consideration which is payable to all relevant Scheme Shareholders under this clause 4.4(b)(i)(A) would exceed $225,000,000, the 5,000 number will be reduced to the extent required for such total to equal $225,000,000; plus

(B)	an amount determined in accordance with the following formula:
(A-B) x (C÷D)
Where:

A	is $225,000,000;

B	is the aggregate of the amounts which would be payable to all relevant Scheme Shareholders under clause 4.4(b)(i)(A);

C	is the number of Scheme Shares held by the relevant Scheme Shareholder (other than those for which the relevant Scheme Shareholder is entitled to payment under clause 4.4(b)(i)(A)); and

D	is the aggregate number of Scheme Shares held by all relevant Scheme Shareholders (other than those for which any Scheme Shareholder is entitled to payment under clause 4.4(b)(i)(A)).

(ii)	if the relevant Scheme Shareholder was not a Recall Shareholder as at the Fixed Register Date, that Scheme Shareholder will receive:
(A-B) x (C÷D)
Where:

A	is $225,000,000;

B	is the aggregate of the amounts which would be payable to all relevant Scheme Shareholders under clause 4.4(b)(i)(A);

C	is the number of Scheme Shares held by the relevant Scheme Shareholder (other than those for which the relevant Scheme Shareholder is entitled to payment under clause 4.4(b)(i)(A));

D	is the aggregate number of Scheme Shares held by all relevant Scheme Shareholders (other than those for which any Scheme Shareholder is entitled to payment under clause 4.4(b)(i)(A)).

5	Clause 5.1
Clause 5.1(b) and 5.1(c) of the SID are amended and restated as follows:

(b)
Recall Information: prepare the Recall Information for inclusion in the Scheme Booklet and prepare and promptly provide to Iron Mountain the Recall Information for inclusion in the Iron Mountain Proxy Statement, and ensure that the Recall Information complies, in all material respects, with all applicable laws, including with the Exchange Act, the Corporations Act, the Corporations Regulations, RG 60 and the Listing Rules;

(c)
Merged entity information: provide all assistance and information reasonably requested by Iron Mountain in connection with the preparation by Iron Mountain of information for inclusion in the Scheme Booklet and the Iron Mountain Proxy Statement regarding the merged Recall-Iron Mountain entity that will exist following implementation of the Scheme, and ensure that the information in the form it is provided complies, in all material respects, with all applicable laws, including with the Exchange Act, the Corporations Act, the Corporations Regulations, RG 60 and the Listing Rules;

6	Clause 5.2
Clause 5.2(b) and 5.2(c) of the SID are amended and restated as follows:

(b)
Iron Mountain Proxy Statement: prepare the Iron Mountain Proxy Statement in accordance with clause 3.4, and ensure that it complies, in all material respects, with all applicable laws (including any order, direction or notice made or given by a court of competent jurisdiction or by another Government Agency) and convene and hold the Iron Mountain Shareholder Meeting to obtain the Iron Mountain Shareholder Approval in accordance with clause 3.4;

(c)
Iron Mountain Information: prepare and promptly provide to Recall the Iron Mountain Information (which includes information in the Iron Mountain Proxy Statement) for inclusion in the Scheme Booklet, and ensure that it complies, in all material respects, with all applicable laws, and in particular by the Corporations Act, the Corporations Regulations, RG60 and the Listing Rules, and consent to the inclusion of that information in the Scheme Booklet;

7	Schedule 7

(a)	Note 4 in Example 1 of Schedule 7 of the SID is amended and restated as follows:
Assume that the aggregate of the first 5,000 Recall Shares (or, where a lesser number of Recall Shares is held, that number) held by all validly electing Scheme Shareholders who were on the Recall Share Register as at the Fixed Register Date (and which they continue to hold until the Record Date) is 10,000,000 Recall Shares. The aggregate of the amounts which would be payable to all those validly electing Scheme Shareholders under clause 4.4(b)(i)(A) would therefore be $78,500,000 (being 10,000,000 shares multiplied by $7.85). Because $78,500,000 is less than $225,000,000, the proviso to clause 4.4(b)(i)(A) would not apply.

(b)	Note 4 in Example 2 of Schedule 7 of the SID is amended and restated as follows:
Assume that the aggregate of the first 5,000 Recall Shares (or, where a lesser number of Recall Shares is held, that number) held by all validly electing Scheme Shareholders who were on the Recall Share Register as at the Fixed Register Date (and which they continue to hold until the Record Date) is 30,000,000 Recall Shares. The aggregate of the amounts which would be payable to all validly electing Scheme Shareholders under clause 4.4(b)(i)(A), if not for the proviso to clause 4.4(b)(i)(A) would therefore be $235,500,000 (being 30,000,000 shares multiplied by $7.85). Because $235,500,000 exceeds $225,000,000, the proviso to clause 4.4(b)(i)(A) would apply.

(c)
Subject to paragraphs 4(a) and (b) of this document, each reference in Schedule 7 of the SID to 'as at the date which is 3 trading days on the ASX after the date of this Deed' is amended to read 'as at the Fixed Register Date'.

8	Annexure 1 – Indicative Timetable
The following “Events” in Annexure 1 of the SID are amended and restated as follows:

Event	Target Date
Iron Mountain to lodge preliminary Iron Mountain Proxy Statement with the SEC and application for quotation of new Iron Mountain Shares with the NYSE	July 2015
Iron Mountain to receive comments from the SEC, if any	1 month after preliminary filing of the Iron Mountain Proxy Statement
Iron Mountain to lodge definitive Iron Mountain Proxy Statement with the SEC and application for quotation of new Iron Mountain Shares with the NYSE	September 2015 (approximately 1 month following receipt of SEC comments, if any)
Iron Mountain to despatch definitive Iron Mountain Proxy Statement	September 2015

9	Annexure 2 – Scheme of Arrangement

9.1	Clause 1.1
Clause 1.1 of Annexure 2 of the SID is amended and restated as follows:
Ineligible Foreign Shareholder means a Scheme Shareholder whose address shown in the Recall Share Register is a place which Iron Mountain reasonably determines is a place that it is unlawful or unduly onerous to issue that Scheme Shareholder with New Iron Mountain Shares when the Scheme becomes Effective (provided that a Scheme Shareholder whose address shown in the Recall Share Register is within Australia and its external territories, New Zealand, United Kingdom (provided further that such Scheme Shareholder certifies to the reasonable satisfaction of Iron Mountain that such Scheme Shareholder is a “qualified investor” as defined in Article 2.1(e) of the EU Prospectus Directive), Hong Kong, Singapore, Canada or the United States will not be an Ineligible Foreign Shareholder). For the avoidance of doubt, any Scheme Shareholder whose address shown in the Recall Share Register is within the United Kingdom that does not certify to the reasonable satisfaction of Iron Mountain that such Scheme Shareholder is a “qualified investor” as defined in Article 2.1(e) of the EU Prospectus Directive will be considered an Ineligible Foreign Shareholder.

9.2	Clause 4.4(d)
Clause 4.4(d) of Annexure 2 of the SID is amended and restated as follows:

(d)
If a Scheme Shareholder holds one or more parcels of Scheme Shares as trustee or nominee for, or otherwise on account of, another person, Recall may (at its sole discretion and subject to such conditions as it thinks fit) allow that Scheme Shareholder to make separate Cash Elections in relation to each of those parcels of Scheme Shares. For the purpose of calculating the Scheme Consideration to which that Scheme Shareholder is entitled in those circumstances, each such parcel of Scheme Shares will be treated as though it were held by a separate Scheme Shareholder, provided that:

(i)
the aggregate cash consideration in respect of any such parcel of Scheme Shares will be determined under clause 4.5(b)(ii), unless Recall is satisfied that the underlying beneficial holder of such parcel was the underlying beneficial owner of that parcel as at the Fixed Register Date and continued to be the underlying beneficial owner of that parcel until the Record Date, in which case the aggregate cash consideration in respect of any such parcel of Scheme Shares will be determined under clause 4.4(b)(i); and

(ii)
even if the requirement of the immediately preceding paragraph (i) is satisfied, the aggregate cash consideration in respect of any such parcel of Scheme Shares, and all other parcels of Scheme Shares which satisfy the requirement of the immediately preceding paragraph (i), will be determined under clause 4.5(b)(ii), rather than clause 4.5(b)(i), if the cash consideration payable in respect of all such parcels under clause 4.5(b)(i) would cause the total aggregate cash consideration payable to all relevant Scheme Shareholders to exceed $225,000,000.

9.3	Clause 4.5(b)
Clause 4.5(b) of Annexure 2 of the SID is amended and restated as follows:

(b)	Where this clause applies, the aggregate cash consideration to which a Scheme Shareholder who has made a valid Cash Election would otherwise be entitled under clause 4.3(b)(ii)(B) will be as follows:

(i)	if the relevant Scheme Shareholder was a Recall Shareholder as at the Fixed Register Date, that Scheme Shareholder will receive:

(A)
$8.50 cash (less the Australian dollar equivalent of US$0.50) per Scheme Share for their first 5,000 Scheme Shares held by them as at the Fixed Register Date and which they continue to hold until the Record Date (or, where that Scheme Shareholder holds less than 5,000 such Scheme Shares, $8.50 cash (less the Australian dollar equivalent of US$0.50) per Scheme Share for the number of Scheme Shares held by that Scheme Shareholder as at the Fixed Register Date and which they continue to hold until the Record Date), provided that, if by using 5,000 as the relevant number in this clause 4.5(b)(i)(A), the total aggregate cash consideration which is payable to all relevant Scheme Shareholders under this clause 4.5(b)(i)(A) would exceed $225,000,000, the 5,000 number will be reduced to the extent required for such total to equal $225,000,000; plus

(B)	an amount determined in accordance with the following formula:
(A-B) x (C÷D)
Where:

A	is $225,000,000;

B	is the aggregate of the amounts which would be payable to all relevant Scheme Shareholders under clause 4.5(b)(i)(A);

C	is the number of Scheme Shares held by the relevant Scheme Shareholder (other than those for which the relevant Scheme Shareholder is entitled to payment under clause 4.5(b)(i)(A)); and

D	is the aggregate number of Scheme Shares held by all relevant Scheme Shareholders (other than those for which any Scheme Shareholder is entitled to payment under clause 4.5(b)(i)(A)).

(ii)	if the relevant Scheme Shareholder was not a Recall Shareholder as at the Fixed Register Date, that Scheme Shareholder will receive:
(A-B) x (C÷D)
Where:

A	is $225,000,000;

B	is the aggregate of the amounts which would be payable to all relevant Scheme Shareholders under clause 4.5(b)(i)(A);

C	is the number of Scheme Shares held by the relevant Scheme Shareholder (other than those for which the relevant Scheme Shareholder is entitled to payment under clause 4.5(b)(i)(A));

D	is the aggregate number of Scheme Shares held by all relevant Scheme Shareholders (other than those for which any Scheme Shareholder is entitled to payment under clause 4.5(b)(i)(A)).

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